Exhibit 99.1

ROYALTY PHARMA REPORTS FIRST QUARTER 2024 RESULTS

•	Royalty Receipts growth of 14% driving Portfolio Receipts of $717 million

•	Net cash provided by operating activities of $665 million

•	Full year 2024 guidance confirmed: Portfolio Receipts expected to be $2,600 to $2,700 million

•	Commitment to grow dividend by mid-single digit percentage annually

NEW YORK, NY, May 9, 2024 - Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the first quarter of 2024 and confirmed full year 2024 guidance for Portfolio Receipts.

“We continued to execute on our strategy in the first quarter of 2024 and are on track to deliver our full year guidance” said Pablo Legorreta, Royalty Pharma’s founder and Chief Executive Officer. “We achieved double-digit growth in Royalty Receipts driven by the strength of our diversified portfolio. With today’s transaction to acquire royalties on Sanofi’s frexalimab, a therapy with multi-blockbuster potential, we’ve increased our development-stage portfolio by five-fold to 15 medicines since our IPO. Looking ahead, 2024 is expected to be an event-rich year for our expanding development-stage pipeline with multiple potential regulatory and clinical events. Furthermore, we continue to be highly active in assessing attractive new royalty opportunities, reflecting the strong demand for capital to fund the ongoing wave of healthcare innovation. Based on the powerful fundamental tailwinds underpinning our business, we remain highly confident in our ability to deliver attractive, long-term compounding growth.”

Strong Royalty Receipts growth; Portfolio Receipts growth impacted by a high base of comparison

•	Royalty Receipts grew 14% to $705 million, driven by strong portfolio performance, including royalties on Evrysdi, Trelegy and the cystic fibrosis franchise.

•	Portfolio Receipts declined to $717 million from $1,131 million, reflecting a $475 million Biohaven-related milestone payment received in the first quarter of 2023.

Capital Deployment of approximately $670 million, including cash expected to be paid for frexalimab

•

Announced transaction to acquire royalties on Sanofi’s frexalimab, a potential multi-blockbuster in Phase 3 development for multiple sclerosis, for approximately $525 million including estimated transaction costs.

•	Financial capacity of >$3.5 billion (including cash and leverage capacity) to execute on value-creating transactions.

Development-stage portfolio growing to 15 therapies with potential significantly >$1 billion in peak royalties

•	11 of 15 therapies are in Phase 3 development or undergoing regulatory review.

•

Key events expected over next year: FDA filings for aficamten (cardiovascular), pelabresib (myelofibrosis); pivotal study results for seltorexant (depression), Tremfya (Crohn’s disease); FDA action date for KarXT (schizophrenia).

Financial guidance for full year 2024 (excludes contribution from future transactions)

•	Royalty Pharma expects 2024 Portfolio Receipts to be between $2,600 million and $2,700 million.

•	2024 Portfolio Receipts guidance includes expected growth in Royalty Receipts of 5% to 9%.

Financial & Liquidity Summary

	Three Months Ended March 31,
	(unaudited)
($ and shares in millions)	2024	2023	Change
Portfolio Receipts	717	1,131	(37)%
Net cash provided by operating activities	665	1,034	(36)%
Adjusted EBITDA (non-GAAP)*	656	1,044	(37)%
Portfolio Cash Flow (non-GAAP)*	584	977	(40)%
Weighted average Class A ordinary shares outstanding - diluted	597	607	(2)%

*	See “Liquidity and Capital Resources” section. Adjusted EBITDA and Portfolio Cash Flow are non-GAAP liquidity measures calculated in accordance with the credit agreement.

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Portfolio Receipts Highlights

			Three Months Ended March 31,
			(unaudited)
($ in millions)			2024	2023	Change
Products:	Marketers:	Therapeutic Area:
Cystic fibrosis franchise	Vertex	Rare disease	218	197	11%
Trelegy	GSK	Respiratory	71	48	46%
Tysabri	Biogen	Neuroscience	69	71	(2)%
Imbruvica	AbbVie, J&J	Cancer	50	57	(12)%
Evrysdi	Roche	Rare disease	45	18	156%
Promacta	Novartis	Hematology	43	41	4%
Xtandi	Pfizer, Astellas	Cancer	41	36	14%
Tremfya	Johnson & Johnson	Immunology	36	32	15%
Cabometyx/Cometriq	Exelixis, Ipsen, Takeda	Cancer	18	16	14%
Trodelvy	Gilead	Cancer	10	7	57%
Erleada	Johnson & Johnson	Cancer	9	6	57%
Orladeyo	BioCryst	Rare disease	9	7	28%
Spinraza	Biogen	Rare disease	7	—	n/a
Nurtec ODT/Zavzpret	Pfizer	Neuroscience	6	4	40%
Other products(5)			73	78	(6)%

Royalty Receipts			705	616	14%
Milestones and other contractual receipts			12	515	(98)%

Portfolio Receipts			717	1,131	(37)%

Amounts shown in the table may not add due to rounding.

Portfolio Receipts were $717 million in the first quarter of 2024, a decrease of 37% compared to $1,131 million in the same period of 2023. The decrease was attributable to a high base of comparison in the first quarter of 2023 in milestones and other contractual receipts, which reflected a $475 million Zavzpret milestone payment and a $29 million Airsupra payment.

Royalty Receipts increased 14% to $705 million, primarily driven by strong growth in Trelegy and the cystic fibrosis franchise, and incremental royalties acquired on Evrysdi in October 2023.

Liquidity and Capital Resources

Royalty Pharma’s liquidity and capital resources are summarized below:

As of March 31, 2024, Royalty Pharma had cash and cash equivalents of $843 million and total debt with principal value of $6.3 billion.

Liquidity Summary

	Three Months Ended March 31,
	(unaudited)
($ in millions)	2024	2023
Portfolio Receipts	717	1,131
Payments for operating and professional costs	(61)	(87)

Adjusted EBITDA (non-GAAP)	656	1,044
Interest paid, net	(73)	(67)

Portfolio Cash Flow (non-GAAP)	584	977

 Amounts shown in the table may not add due to rounding.

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•

Adjusted EBITDA (non-GAAP) was $656 million in the first quarter of 2024. Adjusted EBITDA is calculated in accordance with the credit agreement as Portfolio Receipts minus payments for operating and professional costs.

•

Portfolio Cash Flow (non-GAAP) was $584 million in the first quarter of 2024. Portfolio Cash Flow is calculated in accordance with the credit agreement as Adjusted EBITDA minus interest paid or received, net. This measure reflects the cash generated by Royalty Pharma’s business that can be redeployed into value-enhancing royalty acquisitions, used to repay debt, returned to shareholders through dividends or share purchases, or utilized for other discretionary investments.

Royalty Pharma has provided a reconciliation of each non-GAAP measure to the most directly comparable GAAP financial measure, net cash provided by operating activities, in Table 4.

Royalty Pharma announced new transactions of up to $94 million in the first quarter of 2024, which include upfront payments and potential future milestones. Royalty Pharma is also providing an aggregate amount for Capital Deployment, which reflects cash payments during the period for new and previously announced transactions. Capital Deployment was $93 million in the first quarter of 2024, consisting primarily of the $49 million upfront payment for ecopipam and $36 million in research and development funding support for TEV-’749. Additionally, in April 2024, Royalty Pharma made a $50 million milestone payment to Arrowhead related to olpasiran. In May 2024, Royalty Pharma announced a transaction to acquire royalties and milestones on frexalimab owned by ImmuNext for approximately $525 million in cash including estimated transaction costs.

The table below details Capital Deployment by category:

Capital Deployment

	Three Months Ended March 31,
($ in millions)	2024	2023
Acquisitions of financial royalty assets	(86)	(602)
Development-stage funding payments - ongoing	(1)	(1)
Milestone payments	—	(12)
Investments in equity method investees	(7)	(4)
Contributions from legacy non-controlling interests - R&D	0	0

Capital Deployment	(93)	(618)

 Amounts may not add due to rounding.

Recent Transactions

During 2024, Royalty Pharma announced new transactions of up to $619 million. Announced transactions amount reflects the entire amount of capital committed for new transactions during the year, including potential future milestones.

Recent transactions include:

•

In January 2024, Royalty Pharma acquired a royalty interest in ecopipam for an upfront payment of $49 million and up to $44 million in milestone payments contingent on the achievement of certain regulatory milestones. Ecopipam is in Phase 3 development by Emalex Biosciences for the treatment of Tourette Syndrome.

•

In May 2024, Royalty Pharma announced a transaction to acquire royalties and milestones on frexalimab owned by ImmuNext for approximately $525 million in cash including estimated transaction costs. ImmuNext is entitled to royalties on frexalimab, which is a first-in-class, second generation anti-CD40 ligand monoclonal antibody in development by Sanofi. Frexalimab is being evaluated in Phase 3 clinical studies for the treatment of multiple sclerosis and is in Phase 2 clinical studies for systemic lupus erythematosus and Type 1 Diabetes.

The information in this section should be read together with Royalty Pharma’s reports and documents filed with the SEC at www.sec.gov and the reader is also encouraged to review all other press releases and information available in the Investors section of Royalty Pharma’s website at www.royaltypharma.com.

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Key Developments Relating to the Portfolio

The key developments related to Royalty Pharma’s royalty interests are discussed below based on disclosures from the marketers of the products.

TEV-‘749	In May 2024, Teva Pharmaceuticals announced positive efficacy results from its Phase 3 trial evaluating TEV-‘749, a once-monthly subcutaneous long-acting injection of olanzapine, in adult patients with schizophrenia. Results demonstrated that TEV-‘749 met its primary endpoint as measured by a change in the Positive and Negative Syndrome Scale (PANSS) total score from baseline after eight weeks compared to placebo. Additionally, no cases of Post-injection Delirium/Sedation Syndrome (PDSS) have been reported to date, after administration of approximately 80% of the minimal target injection number.
Cystic fibrosis franchise

In May 2024, Vertex announced that it submitted a New Drug Application and Marketing Authorization Application for the new triple combination therapy to the Food & Drug Administration and the European Medicines Agency, respectively, for approval. This follows positive Phase 3 results for the new triple combination therapy in February 2024.

In April 2024, Vertex announced that the European Commission had granted approval for the label expansion of Kalydeco for the treatment of infants down to one month of age with cystic fibrosis (CF) who have certain mutations in the CF transmembrane conductance regulator gene.

Tremfya	In May 2024, Johnson and Johnson announced positive Phase 3 results for Tremfya in patients with moderately to severely active Crohn’s disease with inadequate response/intolerance to conventional therapies and/or biologics. Johnson and Johnson submitted applications to the European Medicines Agency seeking to expand the Marketing Authorization Application for Tremfya to include ulcerative colitis and Crohn’s disease.

Xtandi

In April 2024, Astellas Pharma announced the European Commission approved a label extension for Xtandi as monotherapy or in combination with androgen deprivation therapy for the treatment of adult men with high-risk biochemical recurrent non-metastatic hormone-sensitive prostate cancer who are unsuitable for salvage-radiotherapy.

In January 2024, Pfizer announced that the European Commission had approved Talzenna (talazoparib), an oral poly ADP-ribose polymerase inhibitor, in combination with Xtandi, for the treatment of adult patients with metastatic castration-resistant prostate cancer in whom chemotherapy is not clinically indicated.

KarXT	In March 2024, Bristol Myers Squibb announced that it completed its acquisition of Karuna. Bristol Myers acquired Karuna for $330 per share, for a total equity value of $14 billion. The New Drug Application for KarXT for the treatment of schizophrenia in adults was accepted for review by the FDA, with a Prescription Drug User Fee Act date of September 26, 2024.

Trontinemab	In March 2024, Roche held a neurology update event in which it announced that in people with Alzheimer’s Disease, trontinemab demonstrated rapid and robust amyloid plaque reduction at relatively low doses compared with standard anti-Aß monoclonal antibodies. The sustained low Amyloid Related Imaging Abnormalities incidence and overall favorable safety and tolerability profile support further investigation.

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Pelabresib	In February 2024, Novartis announced that it had entered into an agreement to make a voluntary public takeover offer to acquire MorphoSys for €68 per share, for a total equity value of €2.7 billion. The closing is expected in the first half of 2024.

Trodelvy	In January 2024, Gilead announced that the Phase 3 EVOKE-01 study evaluating Trodelvy compared to docetaxel did not meet its primary endpoint of overall survival in patients with previously treated metastatic non-small cell lung cancer.

2024 Financial Outlook

Royalty Pharma has provided guidance for full year 2024, excluding transactions and borrowings announced after the date of this release, as follows:

	Provided May 9, 2024	Previous
Portfolio Receipts	$2,600 million to $2,700 million	$2,600 million to $2,700 million
Payments for operating and professional costs	8% to 9% of Portfolio Receipts	8% to 9% of Portfolio Receipts
Interest paid	$160 million	$160 million

The above Portfolio Receipts guidance includes expected Royalty Receipts growth of 5% to 9% in 2024.

Royalty Pharma’s full year 2024 guidance reflects a negligible estimated foreign exchange impact to Portfolio Receipts, assuming current foreign exchange rates prevail for 2024.

Total interest paid is based on the semi-annual interest payment schedule of Royalty Pharma’s existing notes and is anticipated to be approximately $160 million in 2024. Interest paid is anticipated to be approximately $79 million in the third quarter of 2024 with de minimis amounts being recorded in the second and fourth quarters of 2024. The projection assumes no additional debt financing in 2024, including no drawdown on the revolving credit facility. In the first quarter of 2024, Royalty Pharma collected interest of $6 million on its cash and cash equivalents, which partially offset interest paid.

Royalty Pharma today provides this guidance based on its most up-to-date view of its prospects. This guidance assumes no major unforeseen adverse events and excludes the contributions from transactions announced subsequent to the date of this press release. Furthermore, Royalty Pharma may amend its guidance in the event it engages in new royalty transactions which have a material near-term financial impact on the company.

Financial Results Call

Royalty Pharma will host a conference call and simultaneous webcast to discuss its first quarter 2024 results today at 8:00 a.m., Eastern Time. Please visit the “Investors” page of the company’s website at https://www.royaltypharma.com/investors/events to obtain conference call information and to view the live webcast. A replay of the conference call and webcast will be archived on the company’s website for at least 30 days.

About Royalty Pharma plc

Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and non-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly -directly when it partners with companies to co-fund late-stage clinical trials and new product launches in

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exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 35 commercial products, including Vertex’s Trikafta, GSK’s Trelegy, Roche’s Evrysdi, Johnson & Johnson’s Tremfya, Biogen’s Tysabri and Spinraza, AbbVie and Johnson & Johnson’s Imbruvica, Astellas and Pfizer’s Xtandi, Novartis’ Promacta, Pfizer’s Nurtec ODT and Gilead’s Trodelvy, and 15 development-stage product candidates.

Forward-Looking Statements

The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof.

This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma’s strategies, financing plans, growth opportunities and market growth. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma’s performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company’s own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source.

For further information, please reference Royalty Pharma’s reports and documents filed with the U.S. Securities and Exchange Commission (“SEC”) by visiting EDGAR on the SEC’s website at www.sec.gov.

Portfolio Receipts

Portfolio Receipts is a key performance metric that represents our ability to generate cash from our portfolio investments, the primary source of capital that we can deploy to make new portfolio investments. Portfolio Receipts is defined as the sum of Royalty receipts and Milestones and other contractual receipts. Royalty receipts includes variable payments based on sales of products, net of contractual payments to the legacy non-controlling interests, that are attributed to Royalty Pharma (“Royalty Receipts”).

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Milestones and other contractual receipts include sales-based or regulatory milestone payments and other fixed contractual receipts, net of contractual payments to legacy non-controlling interests, that are attributed to Royalty Pharma. Portfolio Receipts does not include proceeds from equity securities or proceeds from purchases and sales of marketable securities, neither of which are central to our fundamental business strategy.

Portfolio Receipts is calculated as the sum of the following line items from our GAAP statements of cash flows: Cash collections from financial royalty assets, Cash collections from intangible royalty assets, Other royalty cash collections, Proceeds from available for sale debt securities and Distributions from equity method investees less Distributions to legacy non-controlling interests – Portfolio Receipts, which represent contractual distributions of Royalty Receipts, milestones and other contractual receipts to RPSFT and the Legacy Investors Partnerships.

Use of Non-GAAP Measures

Adjusted EBITDA and Portfolio Cash Flow are non-GAAP liquidity measures that exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. Management believes that Adjusted EBITDA and Portfolio Cash Flow are important non-GAAP measures used to analyze liquidity because they are key components of certain material covenants contained within Royalty Pharma’s credit agreement. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted EBITDA and Portfolio Cash Flow may not be the same as similar measures used by other companies or analysts. These non-GAAP liquidity measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma’s results as reported under GAAP.

The definitions of Adjusted EBITDA and Portfolio Cash Flow used by Royalty Pharma are the same as the definitions in the credit agreement. Noncompliance with the interest coverage ratio, leverage ratio and Portfolio Cash Flow ratio covenants under the credit agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA and Portfolio Cash Flow are critical to the assessment of Royalty Pharma’s liquidity.

Adjusted EBITDA and Portfolio Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Management uses Adjusted EBITDA and Portfolio Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, debt repayments, dividends and other discretionary investments. Further, these non-GAAP liquidity measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities.

The company has provided reconciliations of these non-GAAP liquidity measures to the most directly comparable GAAP financial measure, being net cash provided by operating activities in Table 4.

Royalty Pharma Investor Relations and Communications

+1 (212) 883-6637

ir@royaltypharma.com

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Royalty Pharma plc

Condensed Consolidated Statements of Operations (unaudited)

Table 1

	Three Months Ended March 31,
($ in millions)	2024	2023
Income and other revenues
Income from financial royalty assets	542	665
Other royalty income and revenues	26	19

Total income and other revenues	568	684

Operating expenses
Provision for changes in expected cash flows from financial royalty assets	584	119
Research and development funding expense	1	1
General and administrative expenses	58	86

Total operating expenses, net	642	205

Operating (loss)/income	(74)	479
Other expense/(income)
Equity in losses/(earnings) of equity method investees	14	(35)
Interest expense	44	47
Other income, net	(128)	(42)

Total other income, net	(70)	(30)

Consolidated net (loss)/income before tax	(4)	509
Income tax expense	—	—

Consolidated net (loss)/income	(4)	509
Net (loss)/income attributable to non-controlling interests	(9)	168

Net income attributable to Royalty Pharma plc	5	341

Amounts may not add due to rounding.

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Royalty Pharma plc

Selected Balance Sheet Data (unaudited)

Table 2

($ in millions)	As of March 31, 2024	As of December 31, 2023
Cash and cash equivalents	843	477
Total current and non-current financial royalty assets, net	14,126	14,827
Total assets	16,131	16,382
Long-term debt	6,139	6,135
Total liabilities	6,267	6,298
Total shareholders’ equity	9,864	10,084

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Royalty Pharma plc

Condensed Consolidated Statements of Cash Flows (unaudited)

Table 3

	Three Months Ended March 31,
($ in millions)	2024	2023
Cash flows from operating activities:
Cash collections from financial royalty assets	745	1,152
Cash collections from intangible royalty assets	14	1
Other royalty cash collections	26	20
Distributions from equity method investees	13	16
Interest received	6	16
Development-stage funding payments – ongoing	(1)	(1)
Payments for operating and professional costs	(61)	(87)
Interest paid	(79)	(83)

Net cash provided by operating activities	665	1,034
Cash flows from investing activities:
Distributions from equity method investees	5	35
Investments in equity method investees	(7)	(4)
Proceeds from available for sale debt securities	1	—
Proceeds from sales and maturities of marketable securities	—	24
Acquisitions of financial royalty assets	(86)	(602)
Milestone payments	—	(12)

Net cash used in investing activities	(87)	(559)
Cash flows from financing activities:
Distributions to legacy non-controlling interests – Portfolio Receipts	(88)	(92)
Distributions to continuing non-controlling interests	(32)	(33)
Dividends to shareholders	(94)	(89)
Contributions from legacy non-controlling interests – R&D	0	0
Contributions from non-controlling interests – other	1	3

Net cash used in financing activities	(212)	(210)
Net change in cash and cash equivalents	366	265
Cash and cash equivalents, beginning of period	477	1,711

Cash and cash equivalents, end of period	843	1,976

Amounts may not add due to rounding.

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Royalty Pharma plc

GAAP to Non-GAAP Reconciliation (unaudited)

Table 4

	Three Months Ended March 31,
($ in millions)	2024	2023
Net cash provided by operating activities (GAAP)	665	1,034
Adjustments:
Proceeds from available for sale debt securities(6)	1	—
Distributions from equity method investees(6)	5	35
Interest paid, net(6)	73	67
Development-stage funding payments – ongoing	1	1
Distributions to legacy non-controlling interests – Portfolio Receipts(6)	(88)	(92)

Adjusted EBITDA (non-GAAP)	656	1,044
Interest paid, net(6)	(73)	(67)

Portfolio Cash Flow (non-GAAP)	584	977

Amounts may not add due to rounding.

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Royalty Pharma plc

Description of Approved Indications for Select Portfolio Therapies

Table 5

Cystic fibrosis franchise	Cystic fibrosis
Trelegy	Chronic obstructive pulmonary disease and asthma
Tysabri	Relapsing forms of multiple sclerosis
Imbruvica	Hematological malignancies and chronic graft versus host disease
Evrysdi	Spinal muscular atrophy
Promacta	Chronic immune thrombocytopenia purpura and aplastic anemia
Xtandi	Prostate cancer
Tremfya	Plaque psoriasis and active psoriatic arthritis
Cabometyx / Cometriq	Kidney, liver and thyroid cancer
Trodelvy	Breast and bladder cancer
Erleada	Prostate cancer
Orladeyo	Hereditary angioedema
Spinraza	Spinal muscular atrophy
Nurtec ODT	Acute and preventative treatment of migraine

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Notes

(1)

Portfolio Receipts is a key performance metric that represents our ability to generate cash from our portfolio investments, the primary source of capital that we can deploy to make new portfolio investments. Portfolio Receipts is defined as the sum of Royalty receipts and milestones and other contractual receipts. Royalty receipts include variable payments based on sales of products, net of contractual payments to the legacy non-controlling interests, that are attributed to Royalty Pharma (“Royalty Receipts”). Milestones and other contractual receipts include sales-based or regulatory milestone payments and other fixed contractual receipts, net of contractual payments to the legacy non-controlling interests, that are attributed to Royalty Pharma. Portfolio Receipts does not include proceeds from equity securities or marketable securities, both of which are not central to our fundamental business strategy.

Portfolio Receipts is calculated as the sum of the following line items from our GAAP statements of cash flows: Cash collections from financial royalty assets, Cash collections from intangible royalty assets, Other royalty cash collections, Proceeds from available for sale debt securities and Distributions from equity method investees less Distributions to legacy non-controlling interests - Portfolio Receipts, which represent contractual distributions of Royalty Receipts, milestones and other contractual receipts to RPSFT and the Legacy Investors Partnerships.

(2)

Adjusted EBITDA is defined under the credit agreement as Portfolio Receipts minus payments for operating and professional costs. Operating and professional costs reflect Payments for operating and professional costs from the GAAP statements of cash flows. See GAAP to Non-GAAP reconciliation in Table 4.

(3)

Portfolio Cash Flow is defined under the credit agreement as Adjusted EBITDA minus interest paid or received, net. See GAAP to Non-GAAP reconciliation in Table 4. Portfolio Cash Flow reflects the cash generated by Royalty Pharma’s business that can be redeployed into value-enhancing royalty acquisitions, used to repay debt, returned to shareholders through dividends or share purchases or utilized for other discretionary investments.

(4)

Capital Deployment is calculated as the summation of the following line items from our GAAP statements of cash flows: Investments in equity method investees, Purchases of available for sale debt securities, Acquisitions of financial royalty assets, Acquisitions of other financial assets, Milestone payments, Development-stage funding payments - ongoing, Development-stage funding payments - upfront and milestone less Contributions from legacy non-controlling interests - R&D.

(5)

Other products primarily include Royalty Receipts on the following products: Cimzia, Crysvita, Emgality, Entyvio, Farxiga/Onglyza, IDHIFA, Letairis, Lexiscan, Mircera, Nesina, Soliqua and distributions from the Legacy SLP Interest, which is presented as Distributions from equity method investees on the GAAP statements of cash flows.

(6)	The table below shows the line item for each adjustment and the direct location for such line item on the GAAP statements of cash flows.

Reconciling Adjustment	Statements of Cash Flows Classification
Interest paid, net	Operating activities (Interest paid less Interest received)
Distributions from equity method investees	Investing activities
Proceeds from available for sale debt securities	Investing activities
Distributions to legacy non-controlling interests - Portfolio Receipts	Financing activities

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